Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2007, relating to the consolidated financial statements and financial statement schedules of Torchmark Corporation and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Torchmark Corporation for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

December 20, 2007